Exhibit 99.3

NeoRx Expands Picoplatin Lung Cancer Clinical Trial

into Selected Eastern European Countries

— First Patient Treated with Picoplatin in

Expanded Phase 2 Clinical Trial of Small Cell Lung Cancer —

Seattle (April 25, 2006) — NeoRx Corporation (NASDAQ: NERX) today announced the expansion of its Phase 2 clinical trial of picoplatin for lung cancer into selected Eastern European countries with the treatment of the first patients there.  The open-label, multi-center study of picoplatin, the Company’s lead oncology therapeutic candidate, is continuing to enroll patients with small cell lung cancer (SCLC) at clinical sites in the United States and Canada.

Picoplatin is a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  In addition, testing in more than 500 patients in Phase 1 and 2 safety and efficacy studies indicated that picoplatin has a more manageable safety profile with fewer side effects than currently available platinum-based therapies.

“New drugs are urgently needed that are active in small cell lung cancer and that can overcome the drug resistance that occurs with currently available platinum compounds.  We believe that picoplatin is a promising agent for the treatment of this aggressive and deadly form of lung cancer,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.  “The expansion of our Phase 2 trial into Eastern Europe is important because small cell lung cancer is a serious disease in both North America and Europe, allowing us to maximize access to patients on both continents for our clinical study.”

Phase 2 Study Details

The ongoing Phase 2 clinical trial is designed to confirm and expand data supporting the efficacy of picoplatin as a single agent in the treatment of patients with platinum refractory or resistant SCLC.  Several efficacy endpoints are being assessed, including response rates, progression-free survival, overall survival, improvement in disease-related symptoms and disease control (defined as complete response, partial response and stable disease).  The trial is currently being conducted at approximately 30 clinical sites in Eastern Europe and approximately 30 sites in North America.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases.  The estimated incidence of lung cancer was 383,900 in Europe in 2004, according to the International Agency for Research on Cancer, and 174,500 in the United States in 2006, according to the National Cancer Institute.  Platinum-containing combination chemotherapy is currently considered standard therapy.  However, toxicity, failure to respond to treatment (refractory SCLC) or early relapse (resistant SCLC) can affect treatment outcomes.  After the failure of combination chemotherapy, there is currently no available therapy that offers significant benefit to patients who have refractory or resistant disease.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the discovery, development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer.  The Company currently is focusing its development efforts on picoplatin, a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile.  An intravenous chemotherapeutic, picoplatin is designed to overcome multiple mechanisms of platinum-based chemoresistance.  NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer.   For more information, visit www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, drug development programs and clinical trial plans.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including the Company’s ability to timely complete, if at all, its proposed $65 million equity financing, anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

Corporate Communications

206-286-2517

jrathbun@neorx.com

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